Exhibit 10.8

PBF LOGISTICS LP 2014 LONG-TERM INCENTIVE PLAN

FORM OF PHANTOM UNIT AGREEMENT

FOR EMPLOYEES

THIS AGREEMENT (the “Agreement”), is made effective as of the date set forth on the signature page hereto (the “Date of Grant”), between PBF Logistics GP LLC, a Delaware limited liability company (the “General Partner”) and the individual named on the signature page hereto (the “Service Provider”).

R E C I T A L S:

WHEREAS, PBF Logistics LP (the “Partnership”), acting through the Board of Directors of the General Partner (the “Board”), has adopted the PBF Logistics LP 2014 Long-Term Incentive Plan (the “Plan”) to, among other things, attract, retain and motivate certain service providers of the Partnership Entities; and

WHEREAS, the Committee (as defined in the Plan) has determined that it would be in the best interests of the Partnership and its unitholders to grant the Phantom Units (as defined below) provided for herein to the Service Provider pursuant to the Plan and the terms set forth herein.

WHEREAS, the Board has authorized the grant of Phantom Units of the Partnership to the Service Provider pursuant to the Plan on the terms and conditions set forth herein as part of their compensation for services provided to the Partnership Entities.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth herein, the parties agree as follows:

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) “Change of Control” means Change of Control as defined in the Plan, provided that, a “Change of Control” shall not occur unless such Change of Control also constitutes a change of control within the meaning of Treasury Regulation Section 1.409A-3(i)(5), as applied to non-corporate entities.

(b) “Disability” shall have the meaning set forth in Section 409A and Treasury Regulation Section 1.409A-3(i)(4) thereunder.

(c) “Retirement” with respect to any Service Provider means the separation from service (other than by termination for Cause) with the Partnership Entities by the Service Provider following the attainment of age 55 and completion of 5 years of service. “Service” for this purpose means the sum of all years or partial year of service with any Partnership Entity, whether or not performed consecutively.

(d) “Section 409A” means Section 409A of the Code, as amended, and the regulations, rulings, notices or other guidance promulgated thereunder.

2. Grant of Phantom Units. The General Partner hereby grants to the Service Provider the number Phantom Units set forth on the signature page hereto, subject to all of the terms and conditions set forth in the Plan and in this Agreement, including those restrictions described in Section 5, whereby each Phantom Unit (each, a “Phantom Unit”) represents the right to receive delivery of one Unit of the Partnership or, at the election of the Committee, in lieu of the delivery of a Unit, payment of an amount in cash equal to the Fair Market Value of one Unit of the Partnership measured as of the date of payment, or a combination of cash and Units. Settlement of tandem DERs (as defined below) granted under this Agreement shall be completed through the delivery of cash. Delivery or payment in respect of Phantom Units and DERs, as applicable, will be subject to applicable withholding described in Section 10 hereof.

3. Phantom Unit Account. The General Partner shall establish and maintain a bookkeeping account on its records for the Service Provider (a “Phantom Unit Account”) and shall record in such Phantom Unit Account: (a) the number of Phantom Units granted to the Service Provider and (b) the amount deliverable to the Service Provider at settlement on account of Phantom Units that have vested. The Service Provider shall not have any interest in any fund or specific assets of the Partnership by reason of this Award or the Phantom Unit Account established for the Service Provider.

4. Rights of Service Provider. No Units shall be issued to the Service Provider at the time the grant is made, and the Service Provider shall not be, nor have any of the rights and privileges of, a unitholder or limited partner of the Partnership with respect to any Phantom Units recorded in the Phantom Unit Account. The Service Provider shall have no voting rights with respect to the Phantom Units. This grant of Phantom Units also includes a grant of a tandem distribution equivalent right (“DER”) with respect to each Phantom Unit. The General Partner shall establish a DER bookkeeping account (the “DER Account”) that shall be credited with an amount equal to any cash or property distributions made by the Partnership to unitholders generally, calculated based on the number of Units related to the portion of the Service Provider’s Phantom Units that have not yet been settled as of the record date for the distribution. Amounts recorded in the DER Account shall be paid to the Service Provider in cash at the time the tandem Phantom Unit for which the distribution accrued is settled. No interest will accrue on any such right between the issuance of the distribution to unitholders generally and the settlement of the DER.

5. Vesting of Phantom Units. The Phantom Units are restricted in that they (a) may be forfeited by the Service Provider and (b) may not, except as otherwise provided in the Plan, be transferred or otherwise disposed of by the Service Provider. Subject to the terms and conditions of this Agreement, the forfeiture restrictions on the Phantom Units shall lapse, and the Phantom Units shall vest in accordance with the schedule set forth on the signature page hereto, provided, however, that such restrictions will lapse, and the Phantom Units shall vest in accordance with the foregoing provision only if the Service Provider has continuously provided services to the Partnership Entities from the date of grant until the date of vesting.

6. Separation from Service.

(a) Termination of Service. If the Service Provider’s service or employment with the Partnership Entities terminates for any reason prior to vesting in accordance with Section 5, unless otherwise provided for in Section 6(b), the Phantom Units, to the extent not then vested, shall be immediately forfeited by the Service Provider without consideration.

(b) Accelerated Vesting Under Certain Circumstances. Notwithstanding the foregoing, the Award shall vest as to 100% of the Phantom Units subject to the Award (but only to the extent the Award has not otherwise previously been forfeited), and the Phantom Units shall become nonforfeitable, on the earliest to occur of (i) a determination by the Committee to so accelerate such Award; (ii) a Change in Control; (iii) the Service Provider’s death or Disability; and (iv) the termination of the Service Provider’s service, (A) by the Partnership Entities without Cause, (B) by Retirement of the Service Provider or (C) by the Service Provider for Good Reason.

7. Settlement Date; Manner of Settlement. In the case of Phantom Units vested pursuant to Section 5 and Sections 6(b)(i)-(iii) of this Agreement, such Phantom Units shall be settled immediately following vesting in accordance with Section 2 of this Agreement, but in no case later than the 70th calendar day following vesting. In the case of Phantom Units vested pursuant to Section 6(b)(iv) of this Agreement, Phantom Units shall be settled in accordance with Section 2 of this Agreement on the earlier of the first calendar day of the seventh month following vesting or the Service Provider’s death. No fractional Units will be issued or acquired pursuant to this Agreement. If the application of any provision of this Agreement would yield a fractional Unit, such fractional Unit will be rounded down to the next whole Unit if it is less than 0.5 and rounded up to the next whole Unit if it is 0.5 or more. The Service Provider agrees that any vested Units that the Service Provider acquires upon vesting of the Phantom Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission and any stock exchange upon which the Units are then listed. The Service Provider also agrees that any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws. In addition to the terms and conditions provided herein, the Partnership may require that the Service Provider make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

8. Limitations on Transfer. The Service Provider agrees that the Award is subject to such limitations on transfer imposed by Section 6(i)(ii) of the Plan.

9. Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or proceeds from the sale of the Units granted hereunder in settlement of any outstanding vested Phantom

Unit shall be subject to a clawback or other recovery by the Partnership Entities to the extent necessary to comply with applicable law including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

10. Taxes; Withholding. If any Partnership Entity shall be required to withhold any amounts by reason of any Federal, State, local or foreign tax rules or regulations in respect of any Award, the Committee shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements. The Committee shall have the right, at its option, to (i) require the Service Provider (or the Service Provider’s permitted transferee, as applicable) to pay or provide for payment of the amount of any taxes which a Partnership Entity may be required to withhold with respect to such Award, (ii) deduct or withhold (or cause to be deducted or withheld) from any amount otherwise payable (whether related to the Award or otherwise) to the Service Provider (or the Service Provider’s transferee, as applicable and where otherwise permitted under the Plan) the amount of any taxes which a Partnership Entity may be required to withhold with respect to such Award, or (iii) if the Committee determines, to withhold Units with a Fair Market Value of the minimum amount of any taxes which a Partnership Entity may be required to withhold with respect to such Award, or (iv) enter into with the Service Provider any such other suitable arrangements approved by the Committee. In no event will Units be withheld at Fair Market Value in excess of the minimum statutory withholding rate. Notwithstanding anything contained herein to the contrary, Fair Market Value for this purpose shall be determined as of the date on which the amount of tax to be withheld is determined (and the Committee may cause any fractional Unit to be settled in cash).

11. Notices. Any notice under this Agreement shall be addressed to the General Partner in care of its Secretary, and to the Service Provider at the address appearing in the personnel records of the Partnership Entities for the Service Provider or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws.

13. Arbitration. Any dispute with regard to the enforcement of this Agreement shall be exclusively resolved by a single experienced arbitrator licensed to practice law in the State of New York, selected in accordance with the American Arbitration Association (“AAA”) rules and procedures, at an arbitration to be conducted in the State of New York pursuant to the Commercial Arbitration Rules of AAA with the arbitrator applying the substantive law of the State of Delaware as provided for under Section 12 hereof. The AAA shall provide the parties hereto with lists for the selection of arbitrators composed entirely of arbitrators who are members of the National Academy of Arbitrators and who have prior experience in the arbitration of disputes between employers and senior executives and other employees. The determination of the arbitrator shall be final and binding on the parties hereto and judgment therein may be entered in any court of competent jurisdiction. Each party shall pay its own attorneys’ fees and disbursements and other costs of the arbitration.

14. Amendment. This Agreement may be amended only by a written instrument executed by the parties hereto, which specifically states that it is amending this Agreement.

15. Award Subject to Plan; Conflict. By entering into this Agreement the Service Provider agrees and acknowledges that the Service Provider has received and read a copy of the Plan. The Award is subject to the Plan and the Award Agreement. The terms and provisions of the Plan, as they may be amended from time to time, are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail, except where the terms of this Agreement are more restrictive than the terms of the Plan.

16. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

17. Non-Disclosure of Confidential Information.

(a) Protection of Confidential Information. All items of information, documents (including electronically stored documents like email), and materials pertaining to the business and operations of the Partnership Entities that are not made public by the Partnership Entities through authorized means will be considered confidential (hereafter, “Confidential Information”). Confidential Information includes, but is not limited to, customer lists, business referral source lists, internal cost and pricing data and analysis, marketing plans and strategies, personnel files and evaluations, financial and accounting data, operational and other business affairs and methods, contracts, technical data, know-how, trade secrets, computer software and other proprietary and intellectual property, and plans and strategies for future developments relating to any of the foregoing. Except in connection with the faithful performance of the Service Provider’s duties hereunder or as permitted pursuant to Section 1(c), the Service Provider shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any Confidential Information, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Partnership Entities, or any of its successors.

(b) Return of Confidential Information. Upon termination of the Service Provider’s service or employment with the Partnership Entities for any reason, the Service Provider upon the request of the Partnership Entities will promptly either destroy or deliver to the Partnership Entities any and all Confidential Information in the Service Provider’s possession and any other documents concerning the customers, business plans, marketing strategies, products or processes of the Partnership Entities.

(c) No Prohibition. Nothing in this Agreement shall prohibit the Service Provider from (i) disclosing information and documents when required by law, subpoena or court order (provided the Service Provider gives reasonable notice thereof and makes reasonably available to the General Partner and its counsel the documents and other information sought and assists such counsel, at the Partnership’s expense, in resisting or otherwise responding to such order or process), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement to any potential new employer, (iv) retaining, at any time, his personal correspondence, his personal rolodex or outlook contacts and documents related to his own personal benefits, entitlements and obligations, or (v) disclosing or retaining information that, through no act of the Service Provider in breach of this Agreement or any other party in violation of an existing confidentiality agreement with any of the Partnership Entities, is generally available to the public, is in the public domain at the time of disclosure or is available from other sources.

18. Specific Performance. The Service Provider acknowledges and agrees that remedies at law available to the Partnership Entities for a breach or threatened breach of any of the provisions of Section 17 would be inadequate and any Partnership Entity would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Service Provider agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Partnership Entities without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

19. Conformity to Section 409A. It is intended that the Award either be exempt from or avoid taxation under Section 409A. Any ambiguity in this Agreement shall be interpreted to preserve exemption from, or comply with, Section 409A. To the extent applicable, each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A. The Committee shall use commercially reasonable efforts to implement the provisions of this Section 19 in good faith; provided that neither the Partnership Entities, the Board, the Committee nor any of the Partnership Entities’ employees, directors or representatives shall have any liability to Service Provider with respect to this Section 19.

20. Section Headings; Construction. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

21. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

22. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Service Provider agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership Entities may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership Entities. Electronic delivery may be via an electronic mail system of the Partnership Entities or by reference to a location on a Partnership Entity intranet to which the Service Provider has access. The Service Provider hereby consents to any and all procedures the Partnership Entities have established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership Entities may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

23. No Guarantee of Interests. The Board and the Partnership Entities do not guarantee the Units from loss or depreciation.

24. Insider Trading Policy. The terms of the Partnership’s insider trading policy with respect to Units are incorporated herein by reference.

25. No Right to Continued Employment or Service. Neither the Plan nor this Agreement shall be construed as giving the Service Provider the right to be retained in the employ of, or in any consulting relationship to, any Partnership Entity. Further, any Partnership Entity may at any time dismiss the Service Provider or discontinue any employment or consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein. Any determinations as to whether the Service Provider continues to be employed shall be at the discretion of the Committee.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its officer thereunto duly authorized, and the Service Provider has set his hand as to the date and year set forth below.

PBF LOGISTICS GP LLC

By:
Name:
Title:

[SERVICE PROVIDER NAME]

The Date of Grant is [—].

The number of Phantom Units is [—].

Subject to the Service Provider’s continued service or employment with the General Partner, the Partnership, or one of their Affiliates through the applicable vesting date, the restrictions with respect to the Phantom Units shall lapse at the following times:

Date Units Subject to Award Vest	Percentage of Phantom Units as to Which Award Vests

Upon the first anniversary of the Grant Date	25%

Upon the second anniversary of the Grant Date	25%

Upon the third anniversary of the Grant Date	25%

Upon the fourth anniversary of the Grant Date	25%

[Signature Page to Phantom Unit Agreement]